UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KENSEY NASH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following was disclosed by Kensey Nash Corporation under cover of a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2010:

On October 20, 2010, the Board of Directors of Kensey Nash Corporation (the “Company”) approved the Company’s Eighth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the “Plan”), subject to stockholder approval. On or about November 1, 2010, the Company made available a definitive proxy statement (the “Proxy Statement”) to its stockholders describing the matters to be voted on at the Company’s annual meeting of stockholders to be held on December 1, 2010 (including any adjournment or postponement thereof, the “Annual Meeting”), including approval of the Plan.

After mailing the proxy statement, the Company was informed by ISS Proxy Advisory Services that the Plan previously approved by the Company’s Board of Directors (the “Board”) had received an unfavorable voting recommendation regarding the Plan due to the fact that (i) a “Change in Control” occurs for purposes of the Plan upon stockholder approval (rather than consummation) of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, and, if applicable, approval of any government or agency, and (ii) the Company’s three-year average burn rate is above the three-year average burn rate maximum specified by ISS for the Company’s industry classification (which excess burn rate the Company attributes primarily to its stock repurchase programs). A company’s annual burn rate for its equity plan is generally calculated by dividing the total number of shares granted under the equity plan for that year by the company’s weighted average shares outstanding for that year. On November 18, 2010, the Board approved an amendment to the Plan (the “Amendment”) to address item (i) above and addressed item (ii) above by making a commitment regarding the Company’s annual burn rate, both of which are described below.

Effective as of December 1, 2010 and subject to stockholder approval of the Amendment at the Annual Meeting, the Amendment modifies the Plan’s change in control definition so that a “Change in Control” for purposes of the Plan, and with respect to a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, will not occur until such a transaction is consummated. Because the Board cannot amend the Plan in a manner that impairs a recipient’s rights under a previously granted award without his or her consent, the modified change in control definition will only apply to awards granted under the Plan on or after December 1, 2010, or that cover any of the additional 300,000 shares of our common stock issuable under the Plan on or after December 1, 2010 (provided that the Company’s stockholders approve the Plan at the Annual Meeting). The Amendment does not otherwise alter the Plan, including other portions of the Plan’s change in control definition. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In addition, the Company hereby commits that, with respect to the number of shares subject to Plan awards granted during the Company’s current fiscal year and its next two fiscal years, the Company will maintain an average annual burn rate for that period that does not exceed 4.02%, which is the average of the 2009 and 2010 burn rate maximums specified by ISS with respect to the Company’s industry classification. For purposes of calculating the number of shares granted under the Plan in a particular year, each share subject to an award other than an option or SAR will count as 2.5 shares.

Any vote “FOR” or “AGAINST” the original Plan proposal using the proxy card previously made available to the stockholders of record by the Company or the voting instruction card made available to the beneficial owners by their brokerage firm, bank, broker-dealer, trustee or nominee will be counted as a vote “FOR” or “AGAINST” the Plan as amended by the Amendment, respectively. Any stockholder of record who already voted on the Plan proposal and wishes to revoke or otherwise change his, her or its vote can do so by (1) sending a written notice of revocation to the Corporate Secretary, Joseph W. Kaufmann, at the Company’s principal executive offices, 735 Pennsylvania Drive, Exton, Pennsylvania 19341 (the notification must be received by the close of business on November 30, 2010), (2) voting in person at the Annual Meeting (but attendance at the Annual Meeting will not by itself revoke a proxy), or (3) submitting a new, properly signed and dated paper proxy card with a later date (which proxy card must be received before the start of the Annual Meeting).

On October 28, 2010, the Company filed the Proxy Statement with the SEC, and has filed and may file other relevant materials, in connection with approval of the Plan and the other matters set forth in the Proxy Statement. Before making any decision with respect to the approval of the Plan, stockholders of the Company are urged to read the Proxy Statement and the other relevant materials filed with the SEC because they contain important information about the Plan. The Proxy Statement and other relevant materials may be obtained free of charge at the SEC’s web site at <www.sec.gov>. In addition, stockholders of the Company may obtain free copies of the documents filed with the SEC by contacting Kensey Nash Corporation—Investor Relations, 735 Pennsylvania Drive, Exton, Pennsylvania 19341, Attention: Secretary. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of the Company in connection with the approval of the Plan and the other matters set forth in the Proxy Statement, and their interests in the solicitation, is set forth in the Proxy Statement.